Exhibit 4.6

ENCORE MEDICAL CORPORATION
INVESTORS RIGHTS AGREEMENT

     This Investors Rights Agreement (this “Agreement”) is made and entered into as of the 4th day of October, 2004 by and among Encore Medical Corporation, a Delaware corporation (the “Company”), and holders of the Company’s Common Stock listed on Exhibit A attached hereto (“Empi Principal Shareholders”).

Recitals

     WHEREAS, (i) the Empi Principal Shareholders are parties to the Agreement and Plan of Merger dated as of August 8, 2004 among the Company, the Empi Principal Shareholders, Encore Merger Sub, Inc. and Empi, Inc. (the “Merger Agreement”), (ii) pursuant to the Merger Agreement, the Company is issuing to the Empi Principal Shareholders and the persons listed on Schedule 1 (together with the Empi Principal Shareholders, the “Investors”) shares of Acquiror Common Stock and (iii) certain of the Company’s and the Empi Principal Shareholders’ obligations under the Merger Agreement are conditioned upon the execution and delivery by the Empi Principal Shareholders and the Company of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	REGISTRATION RIGHTS.

     1.1 Certain Definitions. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings set forth below:

          (a) “Commission” shall mean the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

          (b) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

          (c) “Holder” shall mean each Investor and any holder of Registerable Shares to whom the registration rights conferred by this Agreement have been transferred in compliance with this Agreement.

          (d) “Registerable Shares” shall mean (i) shares of Acquiror Common Stock constituting the Stock Portion of the Merger Consideration, (ii) any Acquiror Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in clause (i) above and (iii) any securities into which the shares of Acquiror Common Stock described in clause (i) or (ii) above are subsequently converted; provided, however, that Registerable Shares shall not include any shares of Common Stock which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned.

          (e) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

          (f) “Registration Expenses” shall mean all expenses incurred in, or incident to, effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, delivery expenses, fees and disbursements of counsel for the Company, disbursements of custodians, blue sky and federal securities laws fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, fees and disbursements of counsel for the Holder Representative and the compensation of regular employees of the Company, which shall be paid in any event by the Company, but shall not include Selling Expenses.

          (g) “Restricted Securities” shall mean any Registerable Shares required to bear the legend set forth in Section 1 .2(b) hereof.

          (h) “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

          (i) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

          (j) “Selling Expense” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registerable Shares and fees and disbursements of counsel for any Holder (other than the fees and disbursements of counsel included in Registration Expenses).

          (k) “Shares” shall mean shares of the Company’s Common Stock, par value $.001 per share.

     1.2 Registration on Form S-3.

          (a) The Company shall file or cause to be filed with the Commission as soon as reasonably practicable after the date hereof, a registration statement (the “Registration Statement”) on Form S-3 (or, in the event the Company is not eligible to register shares of its Common Stock on Form S-3, such other appropriate form) to cover resales of all Registerable Shares. The Company shall cause such Registration Statement to be declared effective as soon as practicable thereafter but in any event not later than 180 days after the Closing Date. The Company shall keep such Registration Statement continuously effective, supplemented, amended, current and in conformity with the Securities Act and the policies, rules and regulations of the Commission to the extent necessary to ensure that it is available for resales of the Registerable Shares for a period ending on the earlier of (x) the date on which all Registerable Shares have been sold pursuant to such Registration Statement and (y) the date on which all Registerable Shares are eligible for resale under Rule 144(k) promulgated under the Securities Act (the “Rights Period”). The Company shall not include any shares of Acquiror Common Stock or other securities of the Company (other than the Registerable Shares) in the Registration Statement effected pursuant to this Section 1.2.

          (b) The Company hereby agrees, upon written request from the Holder Representative, to file one or more prospectus supplements or otherwise amend the Registration Statement from time to time as appropriate to permit the sale and distribution of the Registerable Shares in one or more (but not more than three (3)) underwritten offerings, led by a managing underwriter selected by the Holder Representative and reasonably acceptable to the Company. The Company further agrees that the Registration Statement shall provide for any intended method or methods of distribution as may be reasonably requested by the Holder Representative in writing, and to amend or supplement the Registration Statement from time to time as may be reasonably requested by the Holder Representative in writing to provide for such intended method or methods of distribution of shares.

     1.3 Company Registration.

          (a) If, during the Rights Period, the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than a registration relating solely to employee benefit plans on Form S-8 or any successor form, a registration relating to a corporate reorganization or other transaction on Form S-4 or any successor form, or a registration pursuant to Section 1.2, the Company will:

               (i) promptly give the Holder Representative written notice thereof; and

               (ii) include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 1.3(b) below, and in any underwriting involved therewith, all the Registerable Shares specified in a written request or requests, made by the Holder Representative and delivered to the Company within twenty (20) days after the written notice from the Company described in clause (i) above is received by the Holder Representative.

          (b) If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holder Representative as a part of the written notice given pursuant to Section 1.3(a)(i). In such event, the right of any holder of Registerable Shares to registration pursuant to this Section 1.3 shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registerable Shares in the underwriting on the same terms and conditions as the securities to be sold on behalf of the Company. All holders of Registerable Shares proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities though such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company on the same terms and conditions as the securities to be sold on behalf of the Company.

          (c) Notwithstanding any other provision of this Section 1.3, if the representative of the underwriters of such offering reasonably determines that marketing factors require a limitation on the number of shares to be underwritten, the representative may (subject to the limitations set forth below) exclude all Registerable Shares from, or limit the number of Registerable Shares to be included in, the registration and underwriting. The Company shall so advise the Holder Representative, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated first to the Company for securities being sold for its own account and thereafter as set forth in Section 1.14.

          If any person does not agree to the terms of any such underwriting, their Registerable Shares shall be excluded therefrom by written notice from the Company or the underwriter to the Holder Representative. Any Registerable Shares or other securities so excluded from such underwriting shall be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares of Registerable Shares to be included in such registration was previously reduced as a result of marketing factors, the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion in accordance with Section 1.14 hereof:

     1.4 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.5 hereof.

     1.5 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 1.2 or 1.3 hereof and reasonable and actual fees and expenses of one counsel for the Holder Representative (such fees and expenses of counsel for the Holder Representative limited to $35,000 in the aggregate for each registration or $105,000 in the aggregate for all such registrations) shall be borne by the Company; provided, however, that with respect to underwritten offerings effected pursuant to Section 1.2, the Company shall only bear such Registration Expenses and fees and expenses of one counsel for the Holder Representative for three (3) underwritten offerings. All Selling Expenses relating to securities registered for Holders shall be borne by the Holders pro rata on the basis of the number of shares of securities so registered on their behalf, as shall any other expenses in connection with the registration required to be borne by the Holder’s of such securities.

     1.6 Registration Procedures. In connection with the registration and sale of the Registerable Shares pursuant to Section 1.2 and, pursuant to Section 1.3 solely with respect to clauses (c) and (d) below, the Company will:

          (a) Prepare and file with the SEC as soon as practicable the Registration Statement as set forth above;

          (b) Prepare and file with the SEC such amendments and post-effective amendments to the applicable Registration Statement as may be necessary to keep such Registration Statement effective for the applicable period set forth in Section 1.2; cause the Registration Statement to be supplemented by any required supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and to comply fully with Rules 424, 430A and 462, as applicable, under the Securities Act in a timely manner; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the sellers thereof set forth in such Registration Statement or supplement;

          (c) Provide to each holder of Registerable Shares such copies of the Registration Statement and related prospectus, and each amendment and supplement thereto, as are reasonably requested to satisfy any prospectus delivery requirements;

          (d) Use its best efforts to register or qualify the Registerable Shares under such other securities or blue sky laws of such jurisdictions as each holder of Registerable Shares may reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable each holder of Registerable Shares to consummate the disposition of the Registerable Shares owned by such holder in such jurisdictions; provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction;

          (e) Upon the occurrence of any event that would cause the Registration Statement (i) to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) to be not effective and useable for resale of the Registerable Shares during the period that such Registration Statement is required to be effective and useable, the Company shall as promptly as practicable file any correcting information or an appropriate amendment to the Registration Statement, as the Company deems appropriate, correcting any such defect, and use its best efforts to cause such amendment to be declared effective and such Registration Statement to become useable as soon as practicable thereafter;

          (f) cause all Registerable Shares to be listed for quotation on the NASDAQ National Market (or other interdealer quotation system or national market on which the Shares are traded);

          (g) provide a CUSIP for all Registerable Shares not later than the effective date of the Registration Statement;

          (h) cooperate with the Holder Representative and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registerable Shares to be sold and cause such Registerable Shares to be in such denominations and registered in such names as the managing underwriter may reasonably request;

          (i) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in customary form with the managing underwriter of such offering and perform all other action as are customary in such an underwritten public offering, including, if requested by the underwriter, reasonable participation of senior management of the Company in a “road show” to the extent such participation does not unduly interfere with the conduct of the Company’s business; provided, however, that the Company shall not be obligated to provide its cooperation with respect to more than three (3) underwritten public offerings (excluding underwritten offerings effected pursuant to Section 1.3) made at the request of the Holder Representative; and

          (j) enter into such agreements (including an underwriting agreement) and do anything else reasonably necessary or advisable in order to expedite or facilitate the disposition of such Registerable Shares in accordance with applicable law and the disclosure set forth in the applicable Registration Statement; provided, however, that the Company shall not be obligated to provide its cooperation with respect to more than three (3) underwritten public offerings made at the request of the Holder Representative.

     1.7 Notwithstanding anything to the contrary in this Agreement, the Company may prohibit offers and sales of the Registerable Shares pursuant to the Registration Statement once during any 12-month period if:

          (a) (i) it is in possession of material non-public information, (ii) the Board of Directors determines based on advice of counsel that such prohibition is necessary in order to avoid a requirement to disclose such material non-public information, and (iii) the Board of Directors of the Company determines in good faith that disclosure of such material non-public information would not be in the best interests of the Company and its stockholders, or

          (b) the Company has made a public announcement relating to an acquisition or business combination transaction including the Company and/or one or more of its subsidiaries (i) that is material to the Company and its subsidiaries taken as a whole, and (ii) the Board of Directors of the Company determines in good faith that offers and sales of the Registerable Shares pursuant to the Registration Statement prior to the consummation of such transaction (or such earlier date as the Board of Directors shall determine) is not in the best interests of the Company and its stockholders.

          The period during which any such prohibition of offers and sales of Registerable Shares pursuant to the Registration Statement is in effect pursuant to subsections (a) or (b) of this Section 1.7 is referred to herein as a “Suspension Period”. A Suspension Period shall commence on and include the date on which the Company provides written notice to holders of the Company Common Stock covered by the Registration Statement that offers and sales of Registerable Shares cannot be made thereunder in accordance with this Section 1.7 and shall end three business days after the earlier to occur of (x) the date on which such material information is disclosed to the public or ceases to be material or the Company is able to so comply with its disclosure obligations and SEC requirements, or (y) sixty (60) days after written notice is provided by the Company to the holders of Registerable Shares of the commencement of such Suspension Period. Each notice shall state to the extent, if any, as is practicable, an estimate of the expected duration of the Suspension Period.

     1.8 Holder Information. As a condition to including Registerable Shares of a Holder in any registration, such Holder shall furnish to the Company such information requested by the Company as is required by law to be disclosed in the Registration Statement with respect to a sale by such Holder (the “Requisite Information”) with respect to any such sales pursuant to such Registration Statement. Each Holder as to which any Registration Statement is being effected agrees prior to effecting any sale of the Registerable Shares thereunder to furnish promptly to the Company all information required to be disclosed in order to make any Requisite Information previously furnished to the Company by such Holder not materially misleading or necessary to cause such Registration Statement not to omit a material fact with respect to such Holder necessary in order to make the statements therein not misleading.

     1.9 Suspension of Disposition of Registerable Shares. Each Holder agrees that, upon receipt of a notice from the Company of the existence of any fact of the kind described in Subsection 1.6(e) hereof (an “Amendment Notice”), such Holder will forthwith discontinue disposition of Registerable Shares until such Holder’s receipt of (a) copies of the supplemented or amended prospectus contemplated by Subsection 1.6(e) hereof, or until counsel for the Company shall have determined that such disclosure is not required due to subsequent events, or (b) notice in writing from the Company that the use of the prospectus may be resumed. In the event the Company shall give any such notice, the time period regarding the filing of the Registration Statement set forth in Section 1.2 hereof shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 1.7 hereof to and including the date when each holder of Registerable Shares covered by such Registration Statement shall have received the copies of the supplemented or amended prospectus contemplated by this Section 1.9.

     1.10 Indemnification.

          (a) The Company will indemnify each Holder, each of its officers, directors, partners, employees, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, preliminary prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification, or compliance, and will reimburse each such Holder, each of its officer’s, directors, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense rises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein or by such Holder’s failure to deliver a copy of the Registration Statement or prospectus or any amendments or supplements thereto to the extent the same had been delivered by the Company to such Holder. It is agreed that the indemnity agreement contained in this Section 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

          (b) Each Holder will, if Registerable Shares held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify the Company, each of its directors, officers, partners, employees, legal counsel, and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors, and partners, and each person controlling such Holder against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, preliminary prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holder’s, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder (with respect to such Holder) and stated to be specifically for use therein provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that that the obligation to indemnify under this Section 1.10(b) will be several, not joint and several, among the Holders and in no event shall any indemnity under this Section 1.10(b) exceed the net amount received by such Holder from the sale of Registerable Shares pursuant to the Registration Statement.

          (c) Each party entitled to indemnification under this Section 1.10 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1.10, to the extent such failure is not prejudicial. Notwithstanding the foregoing, any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof; but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the Indemnified Party shall have been advised by counsel that representation of the Indemnified Party by counsel provided by the Indemnifying Party would be inappropriate due to actual or potential conflicting interests between the Indemnifying Party and the Indemnified Party, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, (ii) the Indemnifying Party shall have authorized in writing the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party, or (iii) the Indemnifying Party shall have failed to assume the defense or retain counsel reasonably satisfactory to the Indemnified Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

          (d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. In no event shall any contribution by a Holder under this Section 1.10 exceed the net amount received by such Holder from the sale of Registerable Shares pursuant to the Registration Statement.

          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in any underwriting agreement entered into in connection with the underwritten public offering of Registerable Shares are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control,

          (f) This Section 1.10 shall survive the completion of any offering of Registerable Shares in a registration statement under this Section 1, and otherwise.

     1.11 Rule 144 Reporting and S-3. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration and to permit the use of Form S-3, the Company agrees to:

          (a) Make and keep public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act (or any successor provision), at all times from and after the date hereof;

          (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act as a condition to the availability of Rule 144 under the Securities Act (or any successor provision) by the holders of Registerable Shares and the use of Form S-3; and

          (c) So long as a Holder owns any Registerable Shares, furnish to such Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents filed by the Company with the Commission as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

     1.12 Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to MPI by the Company under this Agreement may be transferred or assigned by MPI only to its Affiliates or its members (or the Affiliate thereof), provided that the Company is given written notice at the time of or within a reasonable time after said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, and, provided further, that the transferee or assignee of such rights assumes in writing the obligations of MPI under this Section 1.

     1.13 “Market Stand-Off” Agreement. If requested by an underwriter of the Company’s Shares (or other securities) sold in a registration of the type effected pursuant to Section 1.3 and each Holder is notified in writing of such request, a Holder shall not sell or otherwise transfer or dispose of any Registerable Shares (or other securities of the Company) held by such Holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that this Section 1.13 shall not apply in the event of a Registration Statement to any Holder who is not selling Registerable Shares pursuant to such Registration Statement. The Company may impose stop-transfer instructions with respect to the Registerable Shares subject to the foregoing restriction until the end of such one hundred eighty (180) day period.

     1.14 Allocation of Registration Opportunities. In any circumstance in which the Registerable Shares and other shares of Common Stock of the Company (including shares of Common Stock issued or issuable upon conversion of shares of any series of Preferred Stock of the Company) with registration rights (the “Other Shares”) requested to be included in a registration effected pursuant to Section 1.3 on behalf of the Holder’s or other selling stockholders cannot be so included as a result of limitations of the aggregate number of shares of Registerable Shares and Other Shares that may be so included, the number of shares of Registerable Shares and Other Shares that may be so included shall be allocated among the Holders and other selling stockholders requesting inclusion of shares pro rata on the basis of the number of shares of Registerable Shares and other shares that would be held by such Holders and other selling stockholders, assuming conversion (“Other Shares”); provided, however that such allocation shall not operate to reduce the aggregate number of Registerable Shares and Other Shares to be included in such registration, if any Holder or other selling stockholder does not request inclusion of the maximum number of shares of Registerable Shares and Other Shares allocated to him pursuant to the above-described procedure, in which case the remaining portion of his allocation shall be reallocated among those requesting Holders and other selling stockholders whose allocations did not satisfy their requests pro rata on the basis of the number of shares of Registerable Shares and Other Shares which would be held by such Holder’s and other selling stockholders, assuming conversion, and this procedure shall be repeated until all of the shares of Registerable Shares and Other Shares which may be included in the registration on behalf of the Holder’s and other selling stockholder’s have been so allocated. The Company shall not limit the number of Registerable Shares to be included in a registration pursuant to this Agreement in order to include shares held by stockholders with no registration rights or to include shares of stock issued to employees, officers, directors, or consultants pursuant to the Company’s stock option or similar compensation plan, or in the case of the registration under Section 1.2 hereof, in order to include in such registration securities registered for the Company’s own account,

     1.15 Termination of Registration Rights.

          (a) Except as set forth in subparagraph (b) below, the right of any Holder to request registration or inclusion in any registration pursuant to Section 1.2 or 1.3 shall terminate if all shares of Registerable Shares held by such Holder may be sold under Rule 144 during any 90-day period.

          (b) The provisions of subparagraph (a) above shall not apply to any Holder who owns more than one percent (1%) of the Company’s outstanding stock until such time as such Holder owns less than one percent (1%) of the outstanding stock of the Company.

2.	COVENANTS OF THE COMPANY.

     The Company hereby covenants and agrees as follows:

     2.1 Information Rights.

          (a) So long as MPI or any of its Affiliates own any Registerable Shares, the Company shall, provide MPI, or its designee, reasonable access to Company information to the extent reasonably necessary to comply with applicable “Venture Capital Operating Company” requirements, including, without limitation, the right to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its management, all at such reasonable times as may be requested by MPI.

          (b) The provisions of Section 2.l(a) shall not be in limitation of any rights which MPI or its Affiliates may have with respect to the books and records of the Company and its subsidiaries, or to inspect their properties or discuss their affairs, finances and accounts, under the laws of the jurisdictions in which they are incorporated.

          (c) MPI hereby agrees, and agrees to cause its Affiliates, successors and assigns, to hold in confidence and trust and not to disclose any confidential information provided pursuant to this Section 2.1; provided, however, MPI may disclose any such confidential information: (i) if the Company consents in writing to such disclosure; (ii) if the confidential information is or becomes generally available to the public other than as a result of a disclosure by MPI, its Affiliates, successors or assigns; or (iii) if the confidential information becomes available to MPI on a non-confidential basis from a source other than the Company, provided that MPI does not know or have reason to believe that the source of such information is bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company.

          (d) The Company shall not be required to comply with this Section 2.1 with respect to non-public, commercially sensitive information of the Company in the event MPI becomes a Competitor of the Company or greater than five percent (5%) stockholder of a Competitor of the Company. For purposes of this Agreement, a “Competitor” of the Company shall mean a person who is primarily engaged in the orthopedic rehabilitation business.

     2.2 Observer Rights. As long as MPI or its Affiliates owns not less than five percent (5%) of the outstanding Shares, the Company shall invite a representative of MPI (as selected by MPI), or its designee, to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors at the same time such materials are provided to the members of the Board of Directors, provided, however, that such representative (i) shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided and (ii) shall not be a director, officer or employee of an entity that is a Competitor of the Company.

     2.3 Form S-3 Eligibility. The Company shall use its best efforts to maintain its qualification for registration on Form S-3 or any comparable or successor form or forms.

3.	MISCELLANEOUS.

     3.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware, without regard to its conflicts of laws principles.

     3.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successor’s, assigns, heir’s, executor’s and administrators of the parties hereto and the Investors listed on Schedule I that receive Acquiror Common Stock pursuant to the Merger Agreement and the Indemnification Escrow Agreement shall be intended third party beneficiaries of this Agreement.

     3.3 Entire Agreement; Amendment, Waiver. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Company and MPI and any such amendment, waiver, discharge or termination shall be binding on all the Holders.

     3.4 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by United States first-class mail, postage prepaid, sent by facsimile or delivered personally by hand or nationally recognized courier addressed (a) if to a Holder, as indicated in the Merger Agreement or at such other address or facsimile number as such Holder or permitted assignee shall have furnished to the Company in writing, or (b) if to the Company, at such address or facsimile number as the Company shall have furnished to each Holder in writing. All such notices and other written communications shall be effective on the date of mailing, confirmed facsimile transfer or delivery.

     3.5 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Holder; upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Holder of any breach or default under this Agreement or any waiver on the part of any Holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Holder; shall be cumulative and not alternative.

     3.6 Rights; Separability. Unless otherwise expressly provided herein, a Holder’s rights hereunder are several rights, not rights jointly held with any of the other Holders. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     3.7 Information Confidential. Each Holder acknowledges that the information received pursuant hereto may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such Holder is required to disclose such information by a governmental body.

     3.8 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

     3.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Balance of the page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement effective as of the day and year first above written.

COMPANY:		INVESTORS:

ENCORE MEDICAL CORPORATION		MPI HOLDINGS, LLC

By:	/s/ Harry L. Zimmerman	By:	/s/ W. R. Dahl

Name:	Harry L. Zimmerman	Name:

Title:	EVP — General Counsel	Title:

GE CAPITAL EQUITY INVESTMENTS, INC.

		By:	/s/ Steve Warner

		Name:	Steve Warner

		Title:	Duly Authorized Signatory

/s/ Patrick D. Spangler

Patrick D. Spangler

/s/ H. Philip Vierling

H. Philip Vierling

[Signature Page to Investors Rights Agreement]

SCHEDULE 1

ADDITIONAL INVESTORS

Additional				International
Investors	Street	City	State, ZIP	Address
Bjerke, Marlin C.	18081 SD Highway 15	Clear Lake	SD, 57226

Boemers, Frank				Kreuzgartenstrasse 1 79238 Ehrenkirche Germany

Burnham, William	P.O. Box 282	Yardley	PA, 19067

Clapp, Robert	2316 19th Avenue NE	Minneapolis	MN, 55418

Cox, Craig C.	5722 Rosemount Way	Medina	OH, 44256

Cox, John C.	1307 Fallsworth Terrace	Acworth	GA, 30101

Davis, Lawrence II	5101 Newtown Road	Placerville	CA, 95667

Grider, James	15200 Manitou Road	Prior Lake	MN, 55372

Gunderson, Priscilla A.	6556 White Oak Road	Lino Lakes	MN, 55038

Rudiger, Hausherr				Goethestrasse 58, 79100 Freiburg Germany

Hughes, Thomas P.	1816 Interlachen Alcove	Woodbury	MN, 55125

Hutto, Barbara C.	1206 Benton Street	Anoka	MN, 55303

Kircher, Kyle C.	1020-G Oswald Road	Yuba City	CA, 95993

Laptewicz, Joseph	311 Neuse Road	Chocowinity	NC, 27817

LeFauve, Michael	20126 Tailwind Lane	Cornelius	NC, 28031

Meidt, Gregory J.	3065 Meadow Brook Court	Woodbury	MN, 55125

Pierson, Michelle Marie	1101 Sibley Memorial Highway	Lilydale	MN, 55118

Schoenhals, Jeff A.	2712 Pine Valley	Edmond	OK, 73003

Schulze, Gerald	9 North Point Trail	Beaufort	SC, 29907

Sellers, Kenneth R.	113 Walter Hagen Drive	Mebane	NC, 27302

Stem, Birt Clinton	2970 East	Highlands	CO, 80126

Schedule 1 to Investors Rights Agreement

Additional				International
Investors	Street	City	State, ZIP	Address
	Timberchase Trail	Ranch

Strand, Joan Elizabeth	5345 Hodgson Road	Shoreview	MN, 55126

Tarnowski, Patrick J.	4740 Bassett Creek	Golden Valley	MN, 55422

Waller, Thomas Scott	14412 Cecil Drive	Little Rock	AR, 72223

Wass, Loren W.	34 Hog Hill Road	Pepperell	MA, 01463

White, Keith A.	6281 Hilton Court North	Pine Springs	MN, 55115

Schedule 1 to Investors Rights Agreement

EXHIBIT A

EMPI PRINCIPAL SHAREHOLDERS

1.	MPI Holdings, LLC, including the members of MPI Holdings, LLC that receive Registerable Shares as part of a distribution by MPI Holdings, LLC and the Affiliates of such members that may also receive distributions

2.	GE Capital Equity Investments, Inc.

3.	Patrick D. Spangler

4.	H. Philip Vierling